EXHIBIT 8.2

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Telephone: 816-842-8600

Facsimile: 816-691-3495

November 22, 2005

Gold Banc Corporation, Inc.

11301 Nall Avenue

Leawood, KS 66211

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Gold Banc Corporation, Inc., a Kansas corporation (the “Seller”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of November 9, 2005, by and between the Seller and Marshall & Ilsley Corporation (the “Corporation”). The Agreement provides for the merger of the Seller with and into the Corporation (the “Merger”).

At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Proxy Statement/Prospectus that forms a part thereof (the “Registration Statement”), in connection with the registration of shares of Corporation common stock to be issued, and cash to be paid, to the stockholders of the Seller upon consummation of the Merger.

You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the section “The Merger—Material United States Federal Income Tax Consequences.”

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the Merger will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we hereby confirm that the discussion in the Registration Statement under the section “The Merger—Material United States Federal Income Tax Consequences” constitutes our opinion as to the material United States federal income tax

Gold Banc Corporation, Inc.

November 22, 2005

consequences of the Merger to holders of shares of Seller common stock who exchange their shares of Seller common stock for shares of Corporation common stock and cash in the Merger described in the Registration Statement, subject to the assumptions and limitations discussed therein.

This opinion is based upon the correct provisions of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not the equivalent of the ruling from, and is not binding upon, the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the accuracy of the discussion described above, and does not address any other federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the section “The Merger—Material United States Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/    STINSON MORRISON HECKER LLP

STINSON MORRISON HECKER LLP